NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 19, 1999
                           SOS STAFFING SERVICES, INC.
                                     [logo]

To the Shareholders of
SOS STAFFING SERVICES, INC.:

         The Annual Meeting of the Shareholders of SOS Staffing Services, Inc. (the "Company") will be held at the Wyndham Hotel, 215 West South Temple, Salt Lake City, Utah, 84101 on Wednesday, May 19, 1999, at 1:30 p.m., Mountain Daylight Time (the "Annual Meeting"). The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement:

         (i) To elect two directors of the Company, each to serve until the 2002 annual meeting of shareholders and until their respective successors have been duly elected and qualified;

         (ii)     To  ratify  the   appointment   of  Arthur   Andersen  LLP  as
                  independent auditors of the Company for the fiscal year ending January 2, 2000; and

         (iii) To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on March 29, 1999 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                                BY ORDER OF THE BOARD OF DIRECTORS


                                /s/John K. Morrison
                                -------------------
                                JOHN K. MORRISON
                                Vice President, General Counsel and Secretary
April 5, 1999

                                    IMPORTANT

         Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please date, complete, sign and mail the enclosed proxy without delay in the enclosed postage paid envelope. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

                           SOS Staffing Services, Inc.
                             1415 South Main Street
                            Salt Lake City, UT 84115



                                 PROXY STATEMENT


                         Annual Meeting of Shareholders
                                  May 19, 1999
                              --------------------



                             SOLICITATION OF PROXIES

This Proxy Statement is being furnished to the shareholders of SOS Staffing Services, Inc., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 19, 1999, at 1:30 p.m., Mountain Daylight Time, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about April 5, 1999.

The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                     VOTING

The Board of Directors has fixed the close of business on Monday, March 29, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 12,691,398 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

         Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the two director nominees; FOR the ratification of the appointment of Arthur Andersen LLP to serve as the Company's independent auditors for the fiscal year ending January 2, 2000; and, in the discretion of the proxy holder, as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

         A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Under Utah law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against any matter considered at the Annual Meeting. In the election of directors, the two nominees receiving the highest number of votes will be elected. For the approval of the proposed ratification of the selection of Arthur Andersen LLP to be the Company's independent auditor for the 1999 fiscal year, the votes cast in favor of the proposal must exceed the votes cast against the proposal Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record at the Record Date.

                              ELECTION OF DIRECTORS

         At the Annual Meeting, two directors of the Company are to be elected to serve three-year terms expiring at the annual meeting of shareholders to be held in 2002 and until their successors shall be duly elected and qualified. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the Board of Directors. The two nominees receiving the highest number of votes at the Annual Meeting will be elected.

         On October 29, 1998, Peter R. Sollenne resigned as an officer and director of the Company. In connection therewith, the Board of Directors voted to decrease the number of directors from nine to eight. On December 14, 1998, Annette Strauss passed away. In connection therewith, the Board of Directors voted to decrease the number of directors from eight to seven. On March 25, 1999, Howard W. Scott, Jr. resigned as a director of the Company. On March 25,

1999, the Board of Directors appointed Michael A. Jones as a director to serve the remainder of Mr. Scott's term which expires at the time of the Annual Meeting of Shareholders to be held in the 2000 calendar year.

         In addition to the directors to be elected at the Annual Meeting, the directors named below will continue to serve their respective terms of office as indicated. Michael A. Jones, R. Thayne Robson, and Richard J. Tripp are currently serving terms which expire at the time of the Annual Meeting of Shareholders to be held in the 2000 calendar year. Samuel C. Freitag and JoAnn
W. Wagner are currently serving terms which expire at the time of the Annual Meeting of the Shareholders to be held in the 2001 calendar year. Brief statements setting forth certain biographical information concerning each of the nominees and continuing directors appear below.

Nominees for Election as Directors

         Certain information with respect to each nominee is set forth below.

         Stanley R. deWaal, 64, was elected a director of the Company in May 1995. Mr. deWaal is currently President and a director of DeWaal, Keeler & Co., a Utah professional corporation of certified public accountants, of which Mr. deWaal was a founder in 1975. Mr. deWaal has been a licensed certified public accountant since 1967. Mr. deWaal also currently serves as a member of the Board of Directors of the Hansen Planetarium, a non-profit organization.

         Randolph K. Rolf, 57, has been a director of the Company since June 1995. Until his retirement on March 24, 1999, Mr. Rolf served as Chairman of the Board, President and Chief Executive Officer of Unitog Company ("Unitog"), a public company based in Kansas City, Missouri which manufactured, sold and rented industrial uniforms (Unitog was acquired by Cintas Corporation on March 24, 1999). Mr. Rolf served as Chairman of the Board of Unitog from May 1991 and as President and Chief Executive Officer from May 1988.

Directors Whose Terms of Office Continue

         Certain information with respect to continuing directors is set forth below.

         Samuel C. Freitag, 41, has been a director of the Company since October 30, 1997. Mr. Freitag is currently the Senior Managing Director of George K. Baum Merchant Banc, L.L.C. , a position he has held since early 1997. From 1993 until early 1997, Mr. Freitag was Vice Chairman, Director of Investment Banking, and a member of the Management Committee of George K. Baum & Company. From 1986 until 1993, Mr. Freitag was employed by George K. Baum & Company as a Vice President in the Corporate Finance Department. From 1979 to 1986, Mr. Freitag was employed by Continental Illinois Corporation. Mr. Freitag has extensive experience in public offerings of equity; mergers, acquisitions and divestitures; private placements of debt and equity; leveraged buyouts; and providing strategic advisory services. Mr. Freitag received a B.A. degree with majors in Economics and Business Administration from Coe College where he was named a George Baker Scholar. Mr. Freitag also has an M.B.A. from the University of Iowa.

         Michael A. Jones, 51, has been Executive Vice President and a director of the Company since his appointment on March 25, 1999. Since February 1, 1999, Mr. Jones has been serving as President of the Company's Commercial Division. From December 1997 to February 1999, Mr. Jones served as Vice President of the Company's Plains States Division.. Mr. Jones joined the Company as a result of the acquisition of Century Personnel, Inc. ("Century") and M. A. Jones Enterprises, Inc. ("MAJE") in October 1997 (Century and MAJE may hereinafter be collectively referred to as the "Century Group"). Mr. Jones founded Century, a commercial staffing company, and MAJE, an executive search and placement firm, in August 1991 and owned and managed both companies until their acquisition by the Company. From April 1986 until September 1991, Mr. Jones was Sr. Vice President of Human Resources and New Concepts for Rent-A-Center, a retail company providing household durable goods rental services. From August 1981 until March 1986, Mr. Jones served as Sr. Vice President of Human Resources for Howard Johnston Company, a foodservice and restaurant provider. Mr. Jones obtained a Bachelor of Science degree from the University of Illinois and an M.B.A. degree from John F. Kennedy University.

         R. Thayne Robson, 69, has been a director of the Company since June 1995. Mr. Robson currently serves as Director of the Utah Bureau of Economic and Business Research and Professor of Management and Research and Professor of Economics for the University of Utah and has done so since 1978. He also currently serves as a director of ARUP Alliance, Inc., a medical test laboratory based in Salt Lake City, Utah, a director of Western Mortgage, a Utah corporation engaged in mortgage banking and correspondence, and as, a trustee of Aquila Rocky Mountain Equity Fund and Tax-Free Fund for Utah, mutual funds managed by Aquila Management Corporation, a New York corporation. Mr. Robson has been and continues to be involved in numerous civic and community endeavors, including serving as a member of the Utah Governor's Economic Coordinating Committee since 1982, trustee of the Salt Lake Convention and Visitors' Bureau since 1984, a special advisor and member of the Executive Committee of the Economic Development Corporation of Utah since 1985, ex-officio director of the Salt Lake Downtown Alliance since 1991, director of the Community Board of Salt Lake Valley/IHC Hospitals since 1992, and trustee of Crossroads Research Institute, a Utah non-profit research institute, since 1986.

         Richard J. Tripp, 50, has served as Sr. Vice President of the Company since August 1998 and as a director of the Company since 1991. From December 1997 to August 1998, Mr. Tripp served as Senior Vice President of the Company's Pacific Division. From April 1995 to December 1997, Mr. Tripp served as Senior Vice President of Administration of the Company. From 1991 to April 1995, Mr. Tripp served as Vice President of Administration of the Company. From 1973 until 1991, Mr. Tripp held a variety of positions with the Company in customer service, and as an office and area manager. Mr. Tripp obtained a B.S. Degree in Psychology from Brigham Young University in 1973. Mr. Tripp also served two terms as President of the Utah Association of Temporary Services from 1987 to 1989.

         JoAnn W. Wagner, 59, has been Chief Executive Officer of the Company since October 29, 1998. Ms. Wagner has served as Chairman of the Board of Directors of the Company since February 27, 1998. Ms. Wagner was also appointed President of the Company on March 25, 1999. From September 1997 until her appointment as Chief Executive Officer, Ms. Wagner served as Executive Vice President of Corporate Development. From August 1997 until her appointment as Chairman, Ms. Wagner served as Vice-Chairman of the Board. Ms. Wagner has been a director of the Company since July 1995. From July 1995 through August 1997, Ms. Wagner was an independent consultant to the temporary staffing industry, including the Company. From January 1994 through July 1995, Ms. Wagner was engaged as an independent consultant to Interim Services Inc. ("Interim Services"). From January 1991 until January 1994, Ms. Wagner served as the Vice President of Market Development for Interim Services. From November 1987 until January 1991, Ms. Wagner served as the President and a director of Interim Systems Corporation, a publicly traded corporation engaged in the temporary staffing business, which was acquired by H&R Block, Inc. in 1991. Ms. Wagner served as President of the National Association of Temporary and Staffing Services ("NATSS") from 1991 to 1992.

Committees, Meetings and Reports

         The Board of Directors has standing Audit and Compensation Committees. The members of the Audit Committee are Stanley R. deWaal (Chairperson), R. Thayne Robson and Samuel C. Freitag. The members of the Compensation Committee are Randolph K. Rolf (Chairperson), R. Thayne Robson and Samuel C. Freitag. Annette Strauss served on the Compensation Committee until December 10, 1998, when she was replaced by Mr. Freitag.

         The Audit Committee met three times during the 1998 fiscal year. The functions of the Audit Committee are: (i) to review and approve the selection of, and all services performed by, the Company's independent auditors; (ii) to review the Company's internal controls; and (iii) to review and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company.

         The Compensation Committee met five times during the 1998 fiscal year. The Compensation Committee has oversight responsibility for all executive compensation and benefit programs of the Company. The Compensation Committee reviews and approves all executive compensation and benefit plans.

         During the 1998 fiscal year, there were five meetings held by the Board of Directors. No director, except Annette Strauss, attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served. Annette Strauss attended fewer than 75% of the total number of meetings of the Board of Directors, as well as fewer than 75% of the

Compensation Committee meetings due to an extended illness which eventually resulted in her death.

Director Compensation

         During 1998, each non-employee member of the Board of Directors was paid a fee of $1,000 for each board meeting attended. No separate compensation was paid for attendance at committee meetings. All directors are also reimbursed for expenses in connection with attendance at board and committee meetings.

         Effective at the time of the Board of Directors' Meeting held February 17, 1999, each non-employee member of the Board of Directors will be paid a fee of $3,000 for each board meeting attended. Additionally each non-employee member will be paid a fee of $500 for each committee meeting attended. All directors will also continue to be reimbursed for expenses in connection with attendance at board and committee meetings.

         The Company entered into a one-year consulting agreement with JoAnn W. Wagner, commencing July 1, 1995. Pursuant to the agreement, Ms. Wagner assisted and advised the Company with respect to identifying and evaluating potential acquisitions for the Company and negotiating the terms of such acquisitions. Ms. Wagner's compensation under the agreement was $3,500 per month, which included the $1,000 per board meeting fee otherwise payable to Ms. Wagner as a director of the Company. At the conclusion of the initial one-year term of the agreement, the Company and Ms. Wagner agreed to extend the agreement, on the same terms and conditions, provided that the agreement may be terminated by either party upon 30 days written notice. The consulting agreement with Ms. Wagner was cancelled effective August 4, 1997 by mutual consent when Ms. Wagner became an employee of the Company.

         Directors of the Company are also eligible to participate in the Company's May 4, 1995 Incentive Stock Options Plan (the "Incentive Plan"). Pursuant to the terms of the Incentive Plan, the Company issued 5,000 incentive stock options to each non-employee director on the effective date of the Company's initial public offering and to JoAnn W. Wagner, Samuel C. Freitag and Annette Strauss, who became directors subsequent to the Company's initial public offering were also issued 5,000 incentive stock option on the date they were elected as directors. The options, which become exercisable in five equal installments beginning on the date of grant (e.g., 20% became exercisable on the date of grant and an additional 20% become exercisable on the each of the next four anniversaries of the date of grant, etc.), are exercisable at a price equal to the fair market value of a share of Common Stock on the date of grant.
Pursuant to the Incentive Plan, on the date of each annual meeting of the Company's shareholders the Company will issue to each non-employee director 1,000 incentive stock options. Accordingly, on May 13, 1998, the date of the Company's 1998 Annual Meeting of Shareholders, the Company issued to each non-employee director 1,000 incentive stock options under the Incentive Plan. The options issued in connection with the 1998 Annual Meeting of Shareholders were fully exercisable upon the date of grant at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. Additionally, the Company issued 7,000 options on February 27, 1998 and 5,000 options on December 21, 1998 to each non-employee director. Such options, which become exercisable in five equal installments beginning on the date of grant (e.g., 20% became exercisable on the date of grant and an additional 20% become exercisable on the each of the next four anniversaries of the date of grant, etc.), are exercisable at a price equal to the fair market value of a share of Common Stock on the date of grant.

                               EXECUTIVE OFFICERS

         In addition to Ms. Wagner and Messrs. Jones and Tripp, certain information is furnished with respect to the following executive officers of the
Company:

         Gary B. Crook, 46, joined the Company in May 1995 as Chief Financial Officer, Vice President and Treasurer. On February 27, 1998, he was appointed Executive Vice President. From October 1993 to December 1994, Mr. Crook served as a consultant to the General Manager and acting Chief Financial Officer of Al Azizia - Panda United, Inc., a corporation located in Riyadh, Saudi Arabia, engaged in the business of grocery retail and distribution. From June 1991 to September 1993, Mr. Crook was the Vice President and Controller for Food-4-Less Supermarkets, Inc. in La Habra, California. From September 1986 to June 1991, Mr. Crook served as a Vice President of Administration and Controller of Alpha Beta Company, a subsidiary of American Stores Company, also in La Habra, California. Mr. Crook obtained a B.S. degree in Business Economics and an M.B.A. degree from the University of Utah.

         W. B. Collings, 59, currently serves the Company as Vice President, Treasurer and Assistant Secretary. Mr. Collings was appointed Treasurer in April 1998. Mr. Collings was appointed as Vice President on February 27, 1998 and Assistant Secretary in April 1995. He joined the Company as the Controller in May 1993, a position he held until April 1998. From March 1991 to May 1993, Mr. Collings was self-employed as an accountant. From October 1978 until March 1991, Mr. Collings served as the Chief Financial Officer of Information Now, Inc., a Utah corporation engaged in developing, installing and supporting computer software. Mr. Collings obtained a B.S. degree in Business Administration from Brigham Young University in 1961, and thereafter completed two additional years of graduate study in accounting.

         Dennis N. Emery, 48, joined the Company in April 1998 as Vice President and Controller. From October 1988 until he joined the Company, Mr. Emery was employed as the Controller of Mountaineer Gas Company in Charleston, West Virginia. Prior to his employment with Mountaineer Gas Company, Mr. Emery was employed by Arthur Andersen & Co. as Controller of its Washington D.C. office. Mr. Emery holds a B.S. Degree in Accounting from the University of Utah.

         John K. Morrison, 36, was appointed as Vice President of the Company on March 25, 1999. Mr. Morrison has served as Corporate Secretary of the Company since April 1995. Mr. Morrison was employed as General Counsel in January 1995. Prior to joining the Company in January 1995, Mr. Morrison was employed as an attorney for the Anti-Discrimination Division of the Utah Industrial Commission from July 1993 through December 1994. From October 1991 to July 1993, Mr. Morrison was engaged in the private practice of law in Salt Lake City, Utah. Mr. Morrison obtained his Juris Doctor degree in 1991 from the University of Utah. He obtained a B.A. in Political Science and a B.S. in Economics from the University of Utah in 1987.

         John E. Schaffer, 36, was appointed as Senior Vice President of the Company on March 25, 1999. On March 25, 1999, he was also appointed as President of the Company's information technology subsidiary, Inteliant Corporation ("Inteliant"). From October 1997 through March 1999, Mr. Schaffer served as Vice President, Systems Integration and Outsourcing, of the Company's information technology operations and was responsible for the coordination of the systems integration and information technology outsourcing services offered by the Company. Mr. Schaffer was the owner and president of JesCo Technical Services, Inc. from 1992 until it was acquired by the Company in October 1997. Prior to 1992, Mr. Schaffer was employed in the software development industry in IT operations, release management and customer support management. Mr. Schaffer received a B.S. degree in Business Economics from Williamette University.

EXECUTIVE COMPENSATION

         The compensation of Howard W. Scott, Jr. and JoAnn W. Wagner, the Company's Chief Executive Officers during the 1998 fiscal year, the other executive officers of the Company whose total cash compensation for the 1998 fiscal year which exceeded $100,000 and certain former executive officers or key employees of the Company (collectively, the "Named Officers") is shown on the following pages in three tables and discussed in a report from the Compensation Committee of the Board of Directors.

Summary Compensation Table

         The following table sets forth, for the three most recent fiscal years of the Company, the compensation paid to the Named Officers:

                                                                          Long Term
                                                                          ---------
                                                                         Compensation
                                                                         ------------
                                    Annual Compensation                      Awards
                                    -------------------                      ------
                            Fiscal                        Other Annual                       All Other
    Name and Position        Year    Salary      Bonus    Compensation      Options        Compensation
    -----------------        ----    ------      -----    ------------      -------        ------------
JoAnn W. Wagner (1)          1998   $204,708   $     --   $     --         $ 50,000         $    576
       Chairman of the       1997     53,848     26,924     24,500           19,000               --
     Board, Chief            1996         --         --     42,000            6,000               --
     Executive Officer
     and President

Howard W. Scott, Jr. (2)     1998    220,000       --           --           10,000            1,591
     Chief Executive         1997    207,111    104,300         --           10,000               --
     Officer                 1996    190,000     44,650         --           15,000               --


Peter R. Sollenne (3)        1998   $200,000   $100,000   $  9,000         $     --         $     90
     President Chief         1997     88,104         --      3,750           40,000               --
     Operating Officer       1996         --         --         --               --               --

Curtis L. Wolfe (4)          1998    200,000    100,000         --           18,000               --
     President Inteliant     1997    200,000         --         --               --               --
                             1996     25,000         --         --           10,000               --

John E. Schaffer (5)         1998    200,000         --         --           20,000               --
     Senior Vice President   1997     50,000         --         --           10,000               --
     President Inteliant     1996         --         --         --               --               --

Richard J. Tripp (6)         1998    150,000     31,868         --           10,000            3,720
     Senior Vice President   1997    150,000     37,878         --               --            3,488
                             1996    150,000     17,625         --           10,000            2,215

Gary B. Crook (7)            1998    163,942         --         --           30,000              290
     Executive Vice          1997    119,610     36,301         --               --               --
     President,              1996    100,000     18,500         --           15,000               --
     Chief Financial
     Officer

Michael A. Jones (8)         1998    125,000         --         --            5,000              252
     Executive Vice          1997     20,833         --         --           10,000               --
     President               1996         --         --         --               --               --
     President Commercial
     Division

---------------------
(1) Ms. Wagner was appointed Chief Executive Officer of the Company on October 29, 1998. Bonus amount reflects bonus paid to Ms. Wagner in February 1998 for the 1997 fiscal year. Amounts listed under "Other Annual Compensation" reflect amounts paid to Ms. Wagner for consulting services rendered prior to her employment by the Company. Amounts listed under "All Other Compensation" reflect life insurance premiums paid by the Company for insurance in excess of $50,000.

(2) Mr. Scott served as Chief Executive Officer of the Company from August 4, 1997 through October 29, 1998. Mr. Scott continued employment with the Company through March 25, 1999. Bonus amounts reported reflect bonuses of $104,300 paid in February 1998 for the 1997 fiscal year and $44,650 paid in February 1997 for the 1996 fiscal year. Amounts listed under "All Other Compensation" reflect life insurance premiums paid by the Company for insurance in excess of $50,000.

(3) Amounts listed under "Other Annual Compensation" reflect car allowance payments. Amounts listed under "All Other Compensation" reflect life insurance premiums paid by the Company for insurance in excess of $50,000.

(4) Mr. Wolfe was employed by the Company in November 1996 in connection with the Company's acquisition of Wolfe & Associates, Inc. Compensation amounts for fiscal 1996 reflect compensation paid after the effective date of the acquisition. Mr. Wolfe resigned as an employee of the Company and as President of Inteliant effective January 31, 1999. The bonus amount of $59,158 was paid in March 1999 for performance during the 1998 fiscal year.

(5) Mr. Schaffer was employed by the Company in October 1997 in connection with the Company's acquisition of JesCo Technical Services, Inc. Compensation amounts for fiscal 1997 reflect compensation paid after the effective date of the acquisition.

(6) Bonus amounts reflect bonus payments of $31,868, $37,878 and $17,625 made in February 1999, February 1998 and February 1997 respectively, for the preceding fiscal years. Amounts listed under "All Other Compensation" include insurance premiums made in each year listed.

(7) Mr. Crook's compensation reflects performance bonuses of $36,301 paid in February 1998 for fiscal year 1997 and $18,500 paid in February 1997 for fiscal year 1996. The amount listed under "All Other Compensation" reflects life insurance premiums paid by the Company for insurance in excess of $50,000.

(8) Mr. Jones was employed by the Company in October 1997 in connection with the Company's acquisition of the Century Group. Compensation amounts for the 1997 fiscal year represent compensation paid after the effective date of the acquisition. The amount listed under "All Other Compensation" reflects life insurance premiums paid by the Company for insurance in excess of $50,000. Option Grants in Last Fiscal Year

         The following table sets forth the grants of options made by the Company during the 1998 fiscal year to the Named Officers. As of January 3, 1999, the Company had not granted any stock appreciation rights. All options granted are incentive stock options granted under the Incentive Plan.


                                        Percent of                                    Potential Realizable Value at
                                      Total Options                                   Assumed Annual Rates of Stock
                                        Granted to                                    Price Appreciation for Option
                          Options      Employees in   Exercise or        Expiration         Term (in Dollars)
         Name             Granted      Fiscal Year     Base Price           Date                  5% 10%
         ----             -------      -----------     ----------           ----                  ------

JoAnn W. Wagner           10,000          1.35         $20.5000          02/27/08       $128,923.40     $326,717.20
                          10,000          1.35         $19.1875          05/27/08       $120,669.16     $305,799.34
                          30,000          4.05         $ 7.0625          12/21/08       $133,247.06     $337,674.18

Howard W. Scott, Jr.       5,000          0.68         $20.5000          02/27/08       $ 64,461.70     $163,358.60
                           5,000          0.68         $19.7875          05/27/98       $ 60,334.58     $152,899.67

Curtis L. Wolfe            4,000          0.54         $20.5000          02/27/08       $ 51,569.36     $130,686.88
                           4,000          0.54         $19.1875          05/27/08       $ 48,267.64     $122,319.74
                          10,000          1.35         $ 7.0625          12/21/08       $ 44,415.68     $112,558.06

John E. Schaffer          20,000          2.70         $ 7.0625          12/21/08       $ 88,831.37     $225,116.12

Richard J. Tripp           2,500          0.34         $20.5000          02/27/08       $ 32,230.85     $ 81,679.30
                           2,500          0.34         $19.1875          05/27/08       $ 30,167.29     $ 76,449.84
                           5,000          0.68         $ 7.0625          12/21/08       $ 22,207.84     $ 56,279.03

Gary B. Crook              5,000          0.68         $20.5000          02/27/08       $ 64,461.70     $163,358.60
                           5,000          0.68         $19.1875          05/27/08       $ 60,334.58     $152,899.67
                          20,000          2.70         $ 7.0625          12/21/08       $ 88,831.37     $225,116.12

Michael A. Jones           5,000          0.68         $ 7.0625          12/21/08       $ 22,207.84     $ 56,279.03

Aggregated  Option  Exercises  in Last  Fiscal Year and Fiscal  Year-End  Option
Values

         The following table sets forth the number of unexercised options to acquire shares of Common Stock held on January 3, 1999 and the aggregate value of such options held by the Named Officers. The Named Officers did not exercise options to acquire shares of Common Stock during the 1998 fiscal year. As of January 3, 1999, the Company had not granted any stock appreciation rights to any of the Named Officers.

                                        Number of                          Value of Unexercised
                                      Unexercised Options                 In-the Money Options at
                                     at January 3, 1999                    at January 3, 1999 (1)
                           ----------------------------------              ----------------------

      Name                 Exercisable      Unexercisable         Exercisable             Unexercisable
      ----                 -----------      -------------         -----------             -------------
JoAnn W. Wagner              25,480             54,520             $  3,125                   $ 5,000
Howard W. Scott, Jr.         30,400             29,600               12,750                     6,000
Peter R. Sollenne            10,800                 --                   --                        --


Curtis L. Wolfe               8,800             19,200             $    375                   $ 1,500
John E. Schaffer              7,600             22,400                  750                     3,000
Richard J. Tripp             20,800             19,200               10,388                     5,550
Gary B. Crook                20,600             34,400                5,850                     5,400
Michael A. Jones              4,600             10,400                  188                       750

----------------------------

(1) Reflects the difference between the exercise price of the unexercised options and the market value of shares of Common Stock on January 3, 1999. The last transaction of the Common Stock on December 31, 1998, the last trading date of the Company's fiscal year, as reported by NASDAQ, was $7.25 per share.

Employment Agreements

         The Company entered into an employment agreement with Ms. Wagner on August 4, 1997 with an annualized salary of $140,000. Ms. Wagner's salary was based on working two-thirds full time. On February 27, 1998, Ms. Wagner's annual salary was adjusted to $220,000 to reflect full-time employment with the Company and an increase in compensation. Effective April 1, 1999, Ms. Wagner's employment agreement was amended to increase her annual salary to $300,000. The term of the amended agreement is three years. The term is automatically renewable for successive one-year terms unless advance notice is given by either Ms. Wagner or the Company of its intent not to renew. The agreement provides for the payment of the greater of the salary for the remainder of the term or of one-year's salary in the event Ms. Wagner is terminated due to a change in control.

         The Company entered into employment agreements with Messrs. Scott and Tripp, the terms of which commenced on January 1, 1995 and which expired on the third anniversary thereof. The employment agreements between the Company and Messrs. Scott and Tripp were amended to extend their terms for periods of one additional year. Each agreement is renewable for successive one-year periods upon the mutual consent of the parties. Mr. Scott resigned as an employee and director of the Company effective March 25, 1999. In connection therewith, the Company agreed to continue to pay Mr. Scott his annualized salary of $220,000 until the Annual Meeting of Shareholders for the 2000 calendar year. The minimum annual salary payable to Mr. Tripp is $160,000.

         Effective August 4, 1997, the Company also entered into an employment agreement with Mr. Sollenne. Such agreement was for a period of one year with additional one-year extension periods upon the mutual consent of the parties. Mr. Sollenne resigned as an employee, officer and director of the Company on October 29, 1998. Pursuant to the employment agreement and in connection with a separation agreement executed between the Company and Mr. Sollenne, the Company agreed to continue to pay Mr. Sollenne's annualized salary of $200,000 and certain other compensation, including the car allowance and a lump sum of $10,000, required under the employment agreement for a period of one year.

         In connection with the Company's acquisition of JesCo Technical Services, Inc. on October 1, 1997, Mr. Schaffer became employed pursuant to a written employment agreement with Inteliant with an annualized salary of $200,000. The compensation amounts reported for Mr. Schaffer in the Summary

Compensation Table set forth above for fiscal year 1997 represent compensation paid after the effective date of the acquisition. In connection with Mr. Schaffer's appointment as President of Inteliant, his employment agreement was amended effective April 1, 1999 to increase his annualized salary to $240,000. The term of the agreement is two years and is automatically renewable for successive one-year periods unless prior notice is given by either party of its or his intent not to renew. The employment agreement provides for the payment of one-year's salary in the event of a change in control which results in the termination of Mr. Schaffer's employment with Inteliant.

         In connection with the Company's acquisition of the Century Group on October 27, 1997, Mr. Jones became employed pursuant to a written employment agreement with an annualized salary of $125,000. The compensation amounts reported for Mr. Jones in the Summary Compensation Table set forth above for fiscal year 1997 represent compensation paid after the effective date of the acquisition. In connection with Mr. Jones' appointment as President of the Company's commercial division, his employment agreement was amended to provide an annualized salary of $225,000 and other compensation of approximately $25,000. The term of the agreement terminates at the end of the 1999 fiscal year, unless the parties agree to an extension prior to November 1, 1999. The agreement provides for the payment of one-year's salary in the event of a change in control which results in the termination of Mr. Jones' employment.

         In connection with the acquisition of Wolfe, the Company entered into an employment agreement with Mr. Wolfe. The agreement was for a term of two years from the date of the acquisition of Wolfe and provided for a minimum annual salary of $200,000. Mr. Wolfe resigned from employment effective January 31, 1999.

         The employment agreements described above terminate upon the death or disability of the officer or employee or termination of the employment of the officer or employee for cause. The agreements also contain covenants of the officers or employees that, during the term of their employment and continuing for a specified period after the termination of their employment for any reason, with or without cause, they will not compete with the Company nor disclose or make use of confidential information of the Company. The officers and employees are also subject to the confidentiality and limited non-solicitation agreements executed by the Company's regular employees.

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that three individuals were late in filing a total of four reports required by Section 16(a). The late filings consisted of Forms 4 filed by Samuel C. Freitag, a director of the Company, for the months of December 1997 and July 1998, a Form 3 filed by Dennis N. Emery, an executive officer of the Company, and a form 3 filed by Reed F. Reinhold, an individual who possesses an interest in greater than ten percent of the Common Stock.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Compensation Committee and the Performance Graph set forth on page 19 hereof shall not be incorporated by reference in any such filings.

COMPENSATION COMMITTEE REPORT

         General. The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is responsible for establishing the policies and amounts of compensation for the Company's executive officers. The Committee, composed of three independent directors, Randolph K. Rolf, R. Thayne Robson and Samuel C. Freitag, has oversight responsibility for executive compensation and executive benefit programs of the Company, including the Incentive Plan.

         The Committee has responsibility for all compensation matters for the Company's Chairman, Chief Executive Officer and President and the other executive officers of the Company (the "Key Executives"). The Committee determines the amount of non-cash compensation under the Incentive Plan, as well as any cash bonuses paid to the Key Executives.

         In determining the amount and composition of executive compensation for the Key Executives and administering the Incentive Plan, the Committee is guided by the following fundamental objectives: (i) Attracting and retaining outstanding executive officers; (ii) Facilitating the acquisition by Key Executives of options to acquire shares of Common Stock; and (iii) Ensuring that a substantial portion of Key Executives' compensation is variable and is tied to quantifiable measures of the Company's performance.

         The Committee's application of these principles is discussed in greater detail below.

         Key Executive Compensation. Since the formation of the Committee in 1995, Key Executive compensation has consisted of annual salaries established pursuant to employment agreements, as described above, executed by the Company and the Key Executives, and additional compensation in the form of cash bonuses and stock options as the Committee, in its discretion, awards to the Key Executives. Pursuant to employment agreements entered into between the Company and the Key Executives, the annual salaries of the Key Executives have been fixed contractually at amounts that were deemed competitive for executives with comparable ability and experience, taking into account existing salaries and employment agreements with respect to executives and companies comparable in size and complexity to the Company. Except for Mr. Tripp, fiscal year-end cash performance bonuses were not awarded to the Key Executives in 1999 for 1998 performance because the Company's 1998 performance did not meet the criteria established by the Committee for bonus payments. Mr. Tripp received a bonus in

1999 based on the performance of the Company's pacific division of which he had supervisory control for nine (9) months of 1998.

         CEO Compensation. Howard W. Scott, Jr. was the Chief Executive Officer until October 29, 1999. Mr. Scott's compensation during the 1998 fiscal year was determined pursuant to the principles described above and by the terms of his employment agreement. The Committee believes that Mr. Scott's compensation reflected the significant contributions rendered by Mr. Scott to the Company during the year.

         JoAnn W. Wagner served as the Chief Executive Officer from October 29, 1998 through the remainder of the 1998 fiscal year. Ms. Wagner has served as Chairman of the Board since February 27, 1998 and was previously Vice-Chairman and Executive Vice President. Ms. Wagner's compensation is determined pursuant to the principles described above and by the terms of her employment agreement. The Committee believes Ms. Wagner's compensation fairly and accurately recognizes her vision and leadership in integrating the Company's acquisitions, overseeing the transition of leadership of the Company and implementing the Company's business strategy.

         Cash Bonus Awards. In November 1996, the Committee adopted a Long-Term Bonus Plan for the Key Executives (the "Bonus Plan"). The short-term portion of the bonus was based on the percentage increase of earnings per share on an annual basis. Under the Bonus Plan, the Chief Executive Officer, President and Chief Operating Officer were eligible to receive a maximum bonus equal to 30% (20% for the Executive Vice President and Chief Financial Officer and 15% for the Senior Vice President and other executive officers) of their salary. The percentage paid was based on a formula implemented by the Committee. The Company must have achieved an increase of at least 20% in earnings per share before any bonus is paid.

         The second portion of the Bonus Plan was based on the long-term performance of the Company. Key Executives were each eligible to receive an annual cash bonus based on a three-year moving average of internal growth. The Chief Executive Officer, President and Chief Operating Officer were eligible to receive an annual cash bonus of up to 30% (20% for the Executive Vice President and Chief Financial Officer and 15% for the Senior Vice President other executive officers) of their annual base salaries based upon the Company's achievement of long-term internal growth objectives established by the Committee. The minimum internal growth average upon which the bonus was to be paid was 15%. This portion of the bonus was paid in February 1998 and amounts paid to the Named Officers thereunder are reflected in the Summary Compensation Table set forth on pages 8-9 of this Proxy Statement.

         The Company's failure during the 1998 fiscal year to meet the minimum objectives described above disqualified the payment of both portions of the Bonus Plan. The Committee's goal in establishing the Bonus Plan was to tie Key Executive performance bonuses to the Company's achievement of its goals of earnings per share and internal growth. The use of a three-year average to assess the Company's internal growth was designed to create an incentive for Key

Executives to stay with the Company on a long-term basis and to make decisions that benefit the long-term financial condition of the Company. In February 1998, the Committee voted to distribute all amounts payable under this portion of the Bonus Plan based on the Company's internal growth rate for the 1996 and 1997 fiscal years.

         In November 1997, the Committee amended the terms of the Bonus Plan with respect to some of the Key Executives of the Company. The amendment to the Bonus Plan was effective commencing with the 1998 fiscal year. The Committee amended the Bonus Plan by increasing the percentage of base salary used to determine the amount of the bonus. The maximum amount that Ms. Wagner and Messrs. Scott, Sollenne and Crook were eligible to receive was raised to 50% of their annual base salaries, for both the earnings per share and the internal growth portion of the Bonus Plan. The internal growth rate was based on the internal growth rate of the Company for the applicable fiscal year. The maximum bonus amount payable to other executive officers was raised to 25% of their annual base salaries for both portions of the Bonus Plan.

         The November 1997 amendment to the Bonus Plan also modified the participation of Richard J. Tripp, Senior Vice President, in the Bonus Plan. Mr. Tripp participated in the Bonus Plan for periods prior to the year ended December 28, 1997; but, effective December 29, 1997, Mr. Tripp commenced participation in a operational bonus based on the performance of the Company's pacific division for which he had management responsibility and did not participate in the Bonus Plan for the 1998 fiscal year. Mr. Sollenne received a bonus of $100,000 during the 1998 fiscal year based on the terms of his employment agreement, which guaranteed such bonus payment for his first year of employment. Other than for Messrs. Sollenne and Tripp, no Key Executive received a bonus for the 1998 fiscal year because the payment requirements of the Bonus Plan were not satisfied.

         In February 1999, the Committee amended the Bonus Plan (the "Amended Plan") to be effective for the 1999 fiscal year. The Amended Plan provides that the Chief Executive Officer will be paid an amount equal to 50% of her salary if all of the targets established by the Committee are achieved. If the targets are exceeded, the Chief Executive Officer could receive up to 100% of her salary as a bonus based on the Company's performance. The other Key Executives are also subject to the Amended Plan, but with varying target and cap percentages of salary. The Committee has established three targets related to internal sales growth exclusive of acquisitions, operating income growth and earnings per share growth. The targeted internal growth rate is 15%, the targeted operating income growth rate and earnings per share growth rate are 25%. Each component is considered independently and represents one-third of the total bonus amount possible. No bonus is to be paid in any particular category unless certain thresholds are achieved. The thresholds are 8% for internal growth and 11% for the other two components. If the targets are achieved, the incremental bonus amount increases until the cap is reached.

         The purpose for the Amended Plan is to create realistic measurable performance targets. The Committee intends to set new performance targets each fiscal year, but to leave the basic formula in place. Key Executives with direct operational responsibility, i.e. Michael A. Jones and John E. Schaffer (the "Operational Key Executives"), are not subject to the Amended Plan. The Operational Key Executives are eligible to receive bonuses based upon the same components, but the targets have been adjusted based on the expectations for their respective operating units and their bonus is based only on the performance of the operational units for which they have responsibility.

         Incentive Plan. The Company believes it is essential for all executive officers of the Company to receive stock options under the Incentive Plan, thereby aligning the long-term interests of the Company's executive officers with those of the Company's shareholders. The Company adopted the Incentive Plan in 1995, charging the Committee with responsibility for its administration. In 1998, the Committee granted options representing 158,000 shares of Common Stock to Key Executives (the amount represents option grants to persons who currently are or were Key Executives at the time of the grant). These options vest over a five-year period and expire ten years from the grant date. If an executive officer's employment terminates prior to the applicable vesting date, the officer generally forfeits all options that have not yet vested. The Committee believes that the grant of these options to executive officers is highly desirable, because it motivates these officers to continue their employment with the Company and creates strong incentives to maximize the growth and profitability of the Company. As of January 3, 1999, Key Executives held options to purchase an aggregate of 325,000 shares of Common Stock granted pursuant to the Incentive Plan since its inception in 1995.

         Other Compensation Plans. The Company has a number of other broad-based employee benefit plans in which the Key Executives participate on the same terms as other Company employees meeting the eligibility requirements, subject to any legal limitations on the amounts that may be contributed to or benefits payable under the plans. These include:

i. The Company's cafeteria plan administered pursuant to Section 125 of the Internal Revenue Code of 1996, as amended (the "Code");

ii. The Company's 401(k) plan, pursuant to which the Company makes discretionary matching contributions. Certain Key Executives and other employees who are determined to be highly compensated for purposes of the Code are not entitled to participate in the Company's 401(k) plan. In February 1999, the Company matched one-third of the contributions made by eligible employees during 1998. The Company's match was capped at $2,000 per participant.

iii. Effective January 1, 1997, the Company adopted a non-qualified deferred compensation plan for Key Executives, other executive officers and other key employees of the Company. Historically, "highly compensated" employees have not been able to effectively participate in the Company's 401(k) plan. The Company adopted the deferred compensation plan to enable its Key Executives and other key employees to have an effective alternative for retirement savings. The Company may at its discretion make matching contributions to the plan. In February 1999, the Company matched one-third of the contributions made by eligible employees during 1998. The Company's match was capped at $2,000 per participant.

iv. Effective January 1, 1999, the Company adopted a non-qualified employee stock purchase plan. The plan permits after-tax payroll deductions to purchase shares of Common Stock. The Company pays the administrative costs and commissions related to the plan. Each employee has a separate brokerage account which holds the shares.

         Executive Compensation Philosophy. The Committee believes the Company's executive compensation program has enabled the Company to attract, motivate and retain senior management by providing competitive total compensation opportunity based on performance. Competitive base salaries that reflect each individual's level of responsibility and annual variable performance-based cash incentive awards are important elements of the Company's cash compensation philosophy. The Committee also believes the grant of options under the Incentive Plan not only aligns interests of the executive officers with shareholders but creates a competitive advantage for the Company as well. The Committee believes the Company's executive compensation program strikes an appropriate balance between short- and long-term performance objectives.

                             Respectfully submitted,


                                       Randolph K. Rolf, Chairman
                                                 R. Thayne Robson
                                                Samuel C. Freitag

PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative shareholder return for the Common Stock for the period beginning June 28, 1995 (the date of the Company's initial public offering) and ending January 3, 1999, as well as the cumulative total return for the NASDAQ Composite Index and a Peer Group Index for the same period.

         The Peer Group Index is a staffing services composite index comprised of fourteen publicly-traded staffing companies and published by the Staffing Industry Report, an industry trade publication.

         The performance graph assumes that $100 was invested at the market close on June 28, 1995 and that dividends, if any, were reinvested for all companies, including those on the NASDAQ Composite Index and the Peer Group

Index.

         The stock price performance shown on this graph is not indicative of future price performance of the Common Stock.

           [Graphical representation of information]

                    6/28/95 6/95 9/95 12/95 3/96 6/96 9/96 12/96 3/97 6/97 9/97 12/97 3/98 6/98 9/98 12/98 1/3/99

COMPANY              100     98  120   136  162  175  164  153   162  225  269  275   385  255  213   105   105
PEER GROUP           100     99  116   122  142  172  171  158   161  208  235  218   266  254  184   198   198
NASDAQ STOCK MARKET  100    101  114   115  120  130  135  141   134  158  185  173   203  208  189   244   244

PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of March 29, 1999 with respect to the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each Named Officer and by all directors and officers as a group. Unless noted otherwise, the Company believes each person named below has sole voting and investment power with respect to the shares indicated. The percentages set forth below have been computed without taking into account treasury shares held by the Company and are based on 12,691,398 shares of Common Stock outstanding as of March 29, 1999:

                                            Beneficial Ownership as of March 29, 1999
                                            -----------------------------------------
                                            Number of Shares           Percentage of Class
                                            ----------------           -------------------
Richard D. Reinhold                            2,811,000 (1)                22.1%
         c/o The Church of Jesus Christ
               of Latter-Day Saints
         Singapore Mission
         253 Bukit Timah Rd.; 4th Floor
         Singapore 259690
Sandra E. Reinhold                             2,811,000 (1)                22.1%
         c/o The Church of Jesus Christ
               of Latter-Day Saints
         Singapore Mission
         253 Bukit Timah Rd.; 4th Floor
         Singapore 259690
Reed F. Reinhold                               2,814,000 (2)                22.2%
         532 West 2325 North
         Lehi, UT                                                          84043
Neuberger Berman, LLC                          1,463,200 (3)                11.5%
         605 Third Avenue
         New York, NY 10158-3698
Brinson Partners, Inc.                         1,051,800 (4)                 8.3%
         209 South LaSalle
         Chicago, IL 60604-1295
Franklin Advisers, Inc.                          953,000 (5)                 7.5%
         777 Mariners Island Blvd
         San Mateo, CA 94404
Fleet Financial Group, Inc.                      641,000 (6)                 5.1%
         One Federal Street
         Boston, MA 02110
Howard W. Scott, Jr                               62,035 (7)                   *


JoAnn W. Wagner                                   36,230 (7)                   *
Richard J. Tripp                                  25,339 (7)(8)                *
Gary B. Crook                                     23,548 (7)(8)(9)             *
Randolph K. Rolf                                  18,800 (7)(10)               *
Samuel C. Freitag                                 18,400 (7)(11)               *
John E. Schaffer                                  16,625 (7)(8)                *
Michael A. Jones                                  14,600 (7)                   *
Stanley R. deWaal                                 13,800 (7)                   *
R. Thayne Robson                                  13,800 (7)                   *
Curtis L. Wolfe                                    6,800 (7)                   *
Peter R. Sollenne                                     --                       *
All officers and directors                       264,243 (7)                  2.0%
as a group (fifteen persons)
----------------
*  Less than one percent of outstanding shares


(1) Of the shares reflected as beneficially owned by Richard D. Reinhold and Sandra E. Reinhold, 1,363,000 shares are held of record by Richard D. Reinhold, 1,368,000 shares are held of record by Sandra E. Reinhold and 80,000 shares are held of record by Reinhold Limited, a family limited partnership of which Richard D. Reinhold and Sandra E. Reinhold are general partners.

(2) Of the shares reflected as beneficially owned by Reed F. Reinhold, 3,000 shares are held of record by Reed F. Reinhold. Pursuant to a power of attorney dated March 6, 1998, Reed F. Reinhold shares voting power with Richard D. Reinhold and Sandra E. Reinhold to vote each of the shares described in footnote 1 above.

(3) Based on the information provided to the Company, of the shares reflected as beneficially owned by Neuberger Berman, LLC, 814,400 shares are beneficially owned by Neuberger Genesis Portfolio, 6,500 shares are owned by the principal(s) of Neuberger Berman, LLC and the balance are beneficially owned by various funds of which Neuberger Berman, LLC is a sub-advisor. Neuberger Berman Management Inc. is also deemed to be a beneficial owner of the shares listed, except for those shares owned by the principal(s) of Neuberger Berman LLC, because it has the power to make the decision whether to retain or dispose of the Company's shares held by certain funds.

(4) Based upon information provided to the Company, the Company believes that Brinson Partners, Inc. is an indirect wholly-owned subsidiary of UBS AG, Zurich, Switzerland.

(5) Based upon information provided to the Company, the Company believes Franklin Advisers, Inc. is a subsidiary of Franklin Resources, Inc., of which Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the capital stock.

(6) Based on information provided to the Company, the Company believes that Fleet Financial Group, Inc. has sole voting power of 486,000 of the shares reflected as beneficially owned. Fleet Financial Group has sole dispositive power over all 641,000 shares reflected.

(7) The share amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts: Howard W. Scott, Jr., 60,000 shares; JoAnn W. Wagner, 31,080 shares; Richard J. Tripp 21,200; Gary B. Crook, 21,400 shares; Randolph K. Rolf, 13,800 shares; Samuel C. Freitag, 6,800 shares; John E. Schaffer, 15,600 shares; Michael A. Jones, 14,600 shares; Stanley R. deWaal, 13,800 shares; R. Thayne Robson, 12,800 shares; Curtis L. Wolfe, 6,800 shares; and all officers and directors as a group, 231,600 shares.

(8) The share amounts indicated include shares of Common Stock held in the Company's 401(k) plan by the following persons in the following amounts: Richard
J. Tripp, approximately 139 shares; Gary B. Crook, approximately 2,133 shares; John E. Schaffer, approximately 525 shares; and all officers and directors as a group, 2,993 shares. The number of shares held in the Company's 401(k) plan is based on plan information available on December 31, 1998, the last statement date of the plan.

(9) The share amounts indicated for Gary B. Crook include approximately 23 shares held in the Company's Employee Stock Purchase Plan.

(10)The share amounts indicated for Randolph K. Rolf include 5,000 shares owned of record by the Randolph K. Rolf Trust.

(11)The share amounts indicated for Samuel C. Freitag include 300 shares held as custodian for his minor children.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In December 1997, the Company purchased certain assets and substantially all of the business of TSI of Utah, Inc. ("TSI"), a company that provides industrial temporary staffing services and was owned by an adult son of Richard D. and Sandra E. Reinhold, for approximately $1,285,000. Of the total purchase price, $600,000 was paid in cash and the remaining $685,000 in a note payable. At the time of the acquisition, the Company had receivables due from TSI in the amount of approximately $625,000, which was set-off against the note payable. The balance of the note was paid during fiscal 1998. Pursuant to the asset purchase agreement, the Company's franchise agreement with TSI was terminated. The Company had entered into a franchise agreement effective as of January 1995 with TSI. Pursuant to the franchise agreement, TSI had acquired the right to operate a temporary service business in a designated market area under the name "TSI Temporary Services" and to utilize the Company's methods, procedures, standards and specifications in the operation of such business. In consideration of such rights, TSI paid to the Company a portion of the gross margin derived from the operation of such business. Under the agreement, the Company funded a payroll bank account from which TSI paid the wages of temporary employees. TSI invoiced its clients directly for all services performed and the clients were instructed to remit payment therefor directly to the Company. Under the franchise agreement, the Company recorded service fee revenues of approximately $133,000 and $126,000 for fiscal years 1997 and 1996, respectively. The Company believes that the terms of the asset purchase agreement and the franchise agreement were at least as favorable as the terms that could have been obtained from an unaffiliated third party in a similar transaction.

         The Company currently leases its corporate office building from the adult children of Richard D. and Sandra E. Reinhold pursuant to a lease agreement which expires in March 2005 with a ten-year renewal option in favor of the Company. The lease, which was amended as of January 1995 to include additional space, provides for future minimum annual lease payments amounting to approximately $97,000. The Company paid approximately $87,000, $86,000 and $77,000 as lease payments for fiscal years 1998, 1997 and 1996, respectively. The Company believes that the terms of the lease are at least as favorable as the terms that could have been obtained from an unaffiliated third party in a similar transaction.

         During 1998, certain companies owned two of the adult children of Richard D. and Sandra E. Reinhold leased employees from ServCom Staff Management, Inc. ("ServCom"), a wholly-owned subsidiary of the Company. ServCom generated revenues totaling approximately $271,000 related to leasing employees to three companies owned by the related parties. Outstanding receivables related to these services as of January 3, 1999 were approximately $38,000. The Company believes that the terms of this relationship are at least as favorable as the terms that could have been obtained from an unaffiliated third party in a similar transaction.

                      RATIFICATION OF SELECTION OF AUDITOR

         The Audit Committee of the Board of Directors has recommended, and the Board of Directors has selected, the firm of Arthur Andersen LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending January 2, 2000, subject to ratification by the shareholders of the Company. Arthur Andersen LLP has acted as independent auditor for the Company since 1995. The Board of Directors anticipates that one or more representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         The Board of Directors unanimously recommends that shareholders vote FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditor.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

                            PROPOSALS OF SHAREHOLDERS

         Proposals which shareholders desire to have included in the Company's proxy materials relating to the Annual Meeting of Shareholders to be held in the 2000 calendar year must be received by John K. Morrison, Vice President, General Counsel and Secretary of the Company, at the Company's executive offices (1415 South Main Street, Salt Lake City, Utah, 84115) no later than December 7, 1999 in order to be considered for possible inclusion in such proxy materials.

         Pursuant to rules adopted by the Securities and Exchange Commission, if a shareholder intends to propose any matter for a vote at the Annual Meeting of Shareholders to be held in the 2000 calendar year, but fails to notify the Company of such intention prior to February 20, 2000, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.

                             ADDITIONAL INFORMATION

         The Company will provide, without charge to any person from whom a proxy is solicited by the Board of Directors, upon written request of such person, a copy of the Company's 1998 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to:

         Investor Relations Department
         SOS Staffing Services, Inc.
         1415 South Main Street
         Salt Lake City, UT  84115